                                                                       EXHIBIT 9








            Confidentiality Agreement dated July 20, 1998 between the Parent and Janney, as agent for the Company.

             [LETTERHEAD OF JANNEY MONTGOMERY SCOTT APPEARS HERE]



July 20, 1998

PRIVATE AND CONFIDENTIAL
------------------------


Donald G. Smith
President & CEO
Roanoke Electric Steel Corporation
102 Westside Boulevard, N.W.
Roanoke, VA 24017

Dear Mr. Smith:

In order to allow Roanoke Electric Steel Corporation ("Roanoke") to evaluate a possible transaction with Steel of West Virginia, Inc. (the "Company"), the Company or its Representatives (as defined below) will deliver to Roanoke, upon Roanoke's execution and delivery to us of this letter of agreement, certain information (the "Confidential Information") about the properties and operations of the Company that is either non-public, confidential or proprietary. Roanoke agrees to treat as confidential and, except as required by applicable law, legal process or stock exchange rule, to reveal to no one, except to its respective directors, officers, employees, financing sources, agents or advisors (including without limitation attorneys, accountants, consultants, brokers and financial advisors) (collectively, "Representatives") to the extent permitted below, (i) the fact that Roanoke is having discussions in this regard and (ii) any Confidential Information that the Company or its Representatives may furnish Roanoke about the Company.

The term "Confidential Information" means all the information about the Company, whether written or oral, that is provided to Roanoke (including any information provided before the execution of this agreement), and all reports, analyses, compilations, data, studies, or other documents prepared by Roanoke or its Representatives containing or based, in whole or in part, on any such furnished information or, to the extent that it contains Confidential Information, reflecting Roanoke's review of, or interest in, the Company. The term "Confidential Information" does not include information which (i) is or becomes general public knowledge other than as a result of a disclosure by Roanoke or its Representatives in breach of this Agreement, (ii) was within Roanoke's possession prior to its being furnished to Roanoke by the Company, provided that the source of such information was not bound by an obligation of confidentiality to the Company, or (iii) becomes available to Roanoke on a non-confidential basis from a source other than the Company or any of its Representatives, provided that, such other source is not bound by an obligation of confidentiality to the Company.

             [LETTERHEAD OF JANNEY MONTGOMERY SCOTT APPEARS HERE]


                                                 Roanoke Electric Steel Company
                                                                   July 20,1998
                                                                    Page 2 of 4



Roanoke will hold the Confidential Information in confidence, will use the Confidential Information only to assist Roanoke in its evaluation of an investment in the Company or any proposed transaction with respect thereto, shall not otherwise use the Confidential Information for its own or anyone else's benefit, and will not disclose any of the Confidential Information except
(i) to Roanoke's directors, officers, employees and Representatives (including outside attorneys, accountants and consultants) who need such information for the purpose of such evaluation (and Roanoke shall inform such persons of the confidential nature of the material, and shall take reasonable measures to enforce confidentiality and prevent unauthorized use or disclosure of Confidential Information), or (ii) as may be required by law, legal process or stock exchange rule. If any person, listed in clause (i) discloses Confidential Information in breach of this Agreement, Roanoke shall be strictly liable for such disclosure (regardless of any measures taken by Roanoke to prevent disclosure). In the event of proposed disclosure under clause (ii), Roanoke will provide the Company with prior notice so that the Company may seek a protective order or other appropriate remedy, and Roanoke will not oppose action by the Company to obtain such order or remedy.

Upon termination of Roanoke's evaluation of the proposed investment, or at any earlier time, Roanoke shall return to the Company all documents furnished to Roanoke by or on behalf of the Company containing Confidential Information. Any notes and other documents prepared by Roanoke containing or based upon Confidential Information will be held subject to the terms of this agreement or destroyed.

Roanoke understands that the Company will endeavor to include in the Confidential Information materials that may be relevent to Roanoke's evaluation, but Roanoke acknowledges that the Company and its Representatives make no representation or warranty (express or implied) as to the accuracy or completeness of the Confidential Information. Roanoke agrees that the Company and its Representatives shall have no liability to Roanoke or to any of its Representatives, it being understood that only those particular representations and warranties that may be made in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, including restrictions on survival, shall have any legal effect.

               [LETTERHEAD JANNEY MONTGOMERY SCOTT APPEARS HERE]

                                                  Roanoke Electric Steel Company
                                                                   July 20, 1998
                                                                     Page 3 of 4


Roanoke further agrees that for a period of two years from the date hereof, neither Roanoke nor any of its Representatives will knowingly solicit as employees or consultants any of the current officers or employees of the Company, without obtaining the prior written consent of the Company. The foregoing, however, shall not prohibit general solicitations for employees including through newspapers or similar advertisements or through search firms, provided that such solicitations are not directed at the Company's employees. Roanoke also agrees that neither Roanoke nor any of its Representatives will contact any employees of the Company in connection with Roanoke's evaluation of the Company without prior approval.

Roanoke agrees that the intention of the parties is to prevent absolutely the disclosure or use by Roanoke or its Representatives (except for purposes of evaluating a proposed investment in the Company) of any Confidential Information obtained by Roanoke from the Company or its Representatives. The Company and Roanoke agree that for all purposes this agreement will be construed to accomplish that result.

This Confidentiality Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and shall be strictly adhered to by all of Roanoke's Representatives. By making any Confidential Information available to any such person, Roanoke agrees that it will be held strictly and fully responsible for any damages suffered by the Company as a result of disclosure by such person, regardless of Roanoke's fault.

Roanoke agrees that disclosure of any Confidential Information could irreparably injure the Company's business and its relationship with its employees, its customers and others, and the Company shall be entitled to equitable relief in the event of any breach or threatened breach of this agreement. Such remedies shall not be exclusive. Any breach or threatened breach of this agreement by Roanoke shall entitle the Company to apply to any court of competent jurisdiction to enjoin the violation, threatened or actual, of this agreement, without the necessity of posting surety or injunction bond and regardless of the existence or absence of any legal remedies or the sufficiency thereof. Roanoke, and its successors and assigns, hereby waive any right to assert any contention that the remedy at law for any breach or threatened breach of this agreement is sufficient and consent to non-exclusive personal jurisdiction and venue in the state and federal courts with jurisdiction in West Virginia. Roanoke shall indemnify and hold harmless the Company and its Representatives from any and all claims, injuries, losses, damages or expenses (including attorneys' fees and costs) arising out of a breach by Roanoke or its Representatives of any provision of this agreement.

                            JANNEY MONTGOMERY SCOTT

                              INVESTMENT BANKING

                               Established 1832

                                                  Roanoke Electric Steel Company
                                                                   July 20, 1998
                                                                     Page 4 of 4


This agreement sets forth the entire understanding and agreement of the parties and related persons with regard to the subject matter hereof and supersedes all prior and contemporancous agreements, arrangements and understandings related thereto. In the event of any inconsistency between this agreement and any statement contained in or transmitted with the Confidential Information this agreement shall control. This agreement may be amended, superseded or canceled only by a written instrument which specifically states that it amends, supersedes or cancels this agreement, executed and delivered by an authorized officer of each entity to be bound thereby.

Very truly yours,

Janney Montgomery Scott, Inc.
Authorized Agent of the Company, on behalf of the Company


By: /s/ Michael J. Mufson
   ---------------------------
   Michael J. Mufson
   Senior Vice President
   Co-Director-Investment Banking

Accepted and Agreed as of the date first written above:
Roanoke Electric Steel Corporation

By: /s/ Donald G. Smith
   ---------------------------
   Donald G. Smith
   President and CEO